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                                                                    EXHIBIT 99.1

AVANIR PHARMACEUTICALS ANNOUNCES $10 MILLION PRIVATE PLACEMENT

Wednesday July 23, 4:42 pm ET

SAN DIEGO, July 23 /PRNewswire-FirstCall/ -- AVANIR Pharmaceuticals (Amex: AVN) announced today it has raised $10 million through the sale of its Class A common stock to accredited investors. The common stock was sold at a price of $1.49 per share. The investors also received a warrant to purchase one share of Class A common stock at a price of $2.23 per share for every five shares of stock purchased in the offering. ThinkEquity Partners acted as the placement agent for the offering.

AVANIR intends to use the net proceeds from the transaction to support clinical development of its neurology drug, Neurodex. The Company is conducting what it expects to be a final Phase III clinical trial for pseudobulbar affect, also known as emotional lability. This condition is typically characterized by periodic episodes of laughing or crying out of proportion, or out of context to the basic social setting. Following completion of this trial, the Company plans to submit a new drug application to the FDA in 2004 for approval of Neurodex in the treatment of pseudobulbar affect in neurodegenerative diseases. AVANIR has the exclusive license to develop, manufacture and market Neurodex for four potential indications: pseudobulbar affect, neuropathic pain, chronic cough and weaning drug-dependent patients from narcotics and anti-depressants.

The shares were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act"). The offering has not been registered under the Securities Act or any state securities laws and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, AVANIR agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

AVANIR Pharmaceuticals, based in San Diego, is a drug discovery and development company with a commercialized FDA-approved product (Abreva(R)) and products in clinical development for the treatment of pseudobulbar affect (Phase III), neuropathic pain (Phase II), anD allergy and asthma (Phase I). AVANIR is engaged in small-molecule research to develop treatments for central nervous system disorders and inflammatory diseases. Through the use of its Xenerex(TM) technology, AVANIR also develops human monoclonal antibodies for infectious diseases and other therapeutic applications. Further information about AVANIR can be found at www.avanir.com.

AVANIR press releases and presentations, including any forward-looking statements contained therein, should be reviewed in conjunction with the Company's most recent Annual Report on Form 10-K and other publicly available information regarding the company. Copies of such information are available from AVANIR upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and technology. Forward-looking statements often contain such words as "estimate," "anticipate," "intend," "plan" or "expect." Research findings are not always supportable by evidence obtained from subsequent clinical trials and the Company can make no assurances that the Neurodex clinical trials will yield positive results or that Neurodex will be approved by the FDA. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside the influence and/or control of the Company.